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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name:  Nuveen Tax-Deferred Investment Trust

     Address of Principal Business Office (No. & Street, City, State Zip Code):
333 West Wacker Drive, Chicago, Illinois 60606

     Telephone Number (including area code): 312-917-7700

     Name and address of agent for service of process: Gifford R. Zimmerman, Vice President and Assistant Secretary, 333 West Wacker Drive, Chicago, Illinois 60606

     Copy to: Cathy G. O'Kelly, Vedder, Price, Kaufman & Kammholz, 222 N. LaSalle Street, Chicago, Illinois, 60601

     Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
Yes [X]    No  [ ]


                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the City of Chicago and State of Illinois on the 27th day of January, 1998.

                                          NUVEEN TAX-DEFERRED INVESTMENT TRUST


                                                 /s/ Gifford R. Zimmerman
                                          By: _________________________________
                                                     Gifford R. Zimmerman
                                                        Vice President


ATTEST:

   /s/ Karen L. Healy
-----------------------------
       Karen L. Healy
     Assistant Secretary